MPS Group Announces Second Quarter Results At Top End of Management Guidance Tuesday July 22, 7:03 am ET


JACKSONVILLE, Fla., July 22 /PRNewswire-FirstCall/ -- MPS Group, Inc. (NYSE: MPS
- News), a leading provider of specialty staffing and business solutions, today announced financial results for the second quarter and six months ended June 30, 2003. The Company reported revenue of $279 million and diluted net income per common share of $0.06 for the quarter ended June 30, 2003, compared with revenue of $289 million and diluted net income per common share of $0.04 for the quarter ended June 30, 2002. Results for the period were at the top end of the range of guidance previously provided by Company management. Second Quarter Summary

     --   Revenue of $279 million

     --   EBITDA of $14.3 million and operating income of $9.9 million

     -- Diluted net income per common share of $0.06, a 50% increase versus the second quarter of 2002

     --   Cash flow from operations of $31 million

     -- Cash balance of $102 million and no debt outstanding under the existing credit facility as of June 30, 2003

                            Business Unit Performance

During the second quarter, the Company delivered sequential increases in both revenue and operating income versus the first quarter of 2003 in all three of its reporting segments.

Modis, the Company's information technology (IT) services unit, improved revenue by 1.3% and improved operating income sequentially versus the first quarter of 2003. The increase in profitability is attributable to a sequential 110 basis point increase in gross margin combined with the unit's ability to increase revenue without substantially increasing general and administrative costs. Compared to the second quarter of 2002, Modis increased gross margin by 150 basis points. While the Company has still not seen a meaningful increase in demand for IT services, Modis slightly increased billable headcount over the course of the second quarter due to solid execution.

The Company's professional services division improved revenue by 2.8% and operating income by over 33% sequentially versus the first quarter of 2003. The three largest business units in the professional services division, accounting, legal, and engineering, each recorded sequential increases in revenue. The legal unit, Special Counsel, delivered particularly strong revenue growth with a sequential increase of 12.6%. While demand for the Company's professional services offerings remained relatively weak, some encouraging signs were visible in the form of an increase in billable headcount over the course of the quarter and a sequential increase in permanent placement fees.

Idea Integration, the Company's IT solutions business unit, improved revenue by 10.2% and operating income substantially versus the first quarter of 2003. The second quarter performance was reflective of good execution by Idea Integration and the effect of a positive contribution to revenue related to the completion of a large project. Even without the positive contribution, Idea Integration improved both revenue and profits on a sequential basis. Demand for Idea Integration services improved slightly in practices devoted to optimizing current systems, such as business intelligence, enterprise application integration, and application maintenance. However, demand for new application development solutions remained soft.

Financial Position and Cash Flow

The Company generated $31 million of cash flow from operations during the second quarter and increased its cash position to $102 million as of June 30, 2003. The Company continues to have no debt outstanding under the existing credit facility. The Company achieved an eight-day reduction in days-sales- outstanding in the second quarter versus the first quarter of 2003. During the quarter, the Company repurchased 540,000 shares of MPS common stock for $3.7 million and spent $2.1 million on capital expenditures.

Management Comments

Timothy Payne, MPS Chief Executive Officer, stated, "While the hiring and economic environment remains challenging, we are encouraged by this successful quarter. We improved revenue, gross profits, and earnings versus the first quarter and continued to improve our overall financial position. This success is attributable to hard work and good execution by our people -- I applaud their efforts and resourcefulness. We are hopeful we will soon see improvements in the business environment and believe we are well positioned for future growth."

"While we are starting to see a slight increase in our revenue which may indicate some improvement in demand, the macro hiring environment is still not very favorable," stated Robert Crouch, MPS Chief Financial Officer. "Therefore, we expect our revenue and diluted net income per common share for the third quarter to be in the range of $275 million to $285 million and $0.05 to $0.07, respectively. This compares with revenue and diluted net income per common share of $289 million and $0.05, respectively, for the quarter ended September 30, 2002."

Conference Call Scheduled Today

The live broadcast of MPS Group's conference call will begin at 10:00 a.m. Eastern Time today. The link to this event may be found at the Company's website: www.mpsgroup.com. If you do not have Internet access, you may listen to the call by dialing (913) 981-5522. If you are unable to participate at that time, online and telephonic replays will be available two hours after the call ends and will continue until 8:00 p.m. on July 29. To access the telephonic replay, please dial (719) 457-0820 and enter 133454 when prompted for the reservation code. The link for the online replay may also be found on the Company's website.

About MPS Group

MPS Group is a leading provider of staffing, consulting, and solutions in the disciplines of information technology, finance and accounting, law, engineering, and healthcare. MPS Group delivers its services to government entities and businesses in virtually all industries throughout the United States, Canada, the United Kingdom, and Europe. A Fortune 1000 company with headquarters in Jacksonville, Florida, MPS Group trades on the New York Stock Exchange. For more information about MPS Group, please visit www.mpsgroup.com. Except for materials described above, none of the information on our website should be considered included in this release.

Forward-Looking Statements

The statements contained in this press release should be considered forward-looking statements that are subject to risks, uncertainties or assumptions described above and may be affected by other factors, including but not limited to: fluctuations in the economy and financial markets in general and in the Company's industry segments in particular; industry trends towards consolidating vendor lists; the demand for the Company's services, including the impact of changes in utilization rates; consolidation or bankruptcy of major customers; the effect of competition, including the Company's ability to expand into new markets and to maintain profit margins in the face of pricing pressures; the Company's ability to retain significant existing customers or obtain new customers; the Company's ability to recruit, place and retain consultants and professional employees; the Company's ability to identify and complete acquisition targets and to successfully integrate acquired operations into the Company; possible changes in governmental regulations affecting the Company's operations, including possible changes to regulations relating to benefits for consultants and temporary personnel; unexpected fluctuations in interest rates or foreign currency exchange rates; loss of key employees; and other factors discussed in the Company's filings with the Securities and Exchange Commission. In some cases, you can identify forward-looking statements by terminology such as "will," "may," "should," "could," "expects," "plans," "hopes," "indicates," "projects," "anticipates," "believes," "estimates," "appears," "predicts," "potential," "continues," "would," or "become," or the negative of these terms or other comparable terminology. Readers are urged to review and consider the factors discussed in our Form 10-K for 2002 and in subsequent filings with the Securities and Exchange Commission.

Should one or more of these risks, uncertainties or other factors materialize, or should underlying assumptions prove incorrect, actual results, performance or achievements of the Company may vary materially from any future results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements are based on beliefs and assumptions of the Company's management and on information then currently available to management. Undue reliance should not be placed on such forward-looking statements. Forward-looking statements are not guarantees of performance. Such forward-looking statements were prepared by the Company based upon information available at the time of such statements. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update publicly any of them in light of new information or future events.

                               MPS Group, Inc.
                        Unaudited Operating Highlights
                   (in thousands, except per share amounts)

                              Three Months Ended         Six Months Ended
                                  June 30,                    June 30,
                            ----------------------    ----------------------
                               2003         2002         2003         2002
                            ---------    ---------    ---------    ---------
    Operating Highlights:
    Revenue:
      IT Services           $ 128,256    $ 145,974    $ 254,876    $ 296,721
      Professional Services   130,584      121,630      257,561      244,538
      IT Solutions             20,063       21,049       38,265       43,847
                            ---------    ---------    ---------    ---------
    Total revenue             278,903      288,653      550,702      585,106

    Gross profit:
      IT Services              29,345       31,231       56,938       62,166
      Professional Services    37,726       36,798       74,146       74,771
      IT Solutions              8,400        6,492       14,620       13,842
                            ---------    ---------    ---------    ---------
    Total gross profit         75,471       74,521      145,704      150,779
                            ---------    ---------    ---------    ---------
    General and
     administrative expenses   61,161       61,550      121,758      128,097
    Depreciation and
     intangibles amortization   4,439        4,925        9,059        9,923
                            ---------    ---------    ---------    ---------
    Total operating expenses   65,600       66,475      130,817      138,020
                            ---------    ---------    ---------    ---------
    Income from operations      9,871        8,046       14,887       12,759
    Interest and other
     expense, net                  (9)        (981)         (15)      (2,555)
                            ---------    ---------    ---------    ---------
    Income before provision
     for income taxes and
     cumulative effect of
     accounting change          9,862        7,065       14,872       10,204
    Provision for
      income taxes              4,043        2,889        6,109        4,082
                            ---------    ---------    ---------    ---------
    Income before
     cumulative effect
     of accounting change       5,819        4,176        8,763        6,122
    Cumulative effect
     of accounting change,
     net of tax benefit           --           --           --      (553,712)
                            ---------    ---------    ---------    ---------
    Net income (loss)       $   5,819    $   4,176    $   8,763    $(547,590)
                            =========    =========    =========    =========
    Diluted net income per
     common share before
     cumulative effect of
     accounting change      $    0.06    $    0.04    $    0.09    $    0.06
    Cumulative effect of
     accounting change,
     net of tax benefit           --           --           --         (5.43)
                            ---------    ---------    ---------    ---------
    Diluted net income
     (loss) per common
      share                 $    0.06    $    0.04    $    0.09    $   (5.37)
                            =========    =========    =========    =========
    Diluted common
     shares outstanding       103,002      102,996      102,840      101,897
                            =========    =========    =========    =========

                                                              As of
                                                      ----------------------
                                                       June 30,     Dec. 31,
                                                         2003         2002
                                                      ---------    ---------
    Cash and cash equivalents                         $ 102,368    $  66,934
    Working capital                                     188,706      171,931
    Total assets                                        894,645      897,983
    Long-term debt                                         --           --
    Stockholders' equity                                785,868      781,559


                               MPS Group, Inc.
       Reconciliation of Non-GAAP Financial Measures to Most Comparable
                           GAAP Financial Measures
                                (in thousands)

                              Three Months Ended        Six Months Ended
                                    June 30,                 June 30,
                            ----------------------    ----------------------
                               2003         2002         2003         2002
                            ---------    ---------    ---------    ---------
   MPS Group, Inc.
    EBITDA                  $  14,310    $  12,971    $  23,946    $  22,682
    Depreciation and
     intangibles amortization   4,439        4,925        9,059        9,923
                            ---------    ---------    ---------    ---------
    Income from operations      9,871        8,046       14,887       12,759
    Interest and other
     expense, net                  (9)        (981)         (15)      (2,555)
                            ---------    ---------    ---------    ---------
    Income before provision
     for income taxes and
     cumulative effect of
     accounting change          9,862        7,065       14,872       10,204
    Provision for
     income taxes               4,043        2,889        6,109        4,082
                            ---------    ---------    ---------    ---------
    Income before
     cumulative effect
     of accounting change       5,819        4,176        8,763        6,122
    Cumulative effect
     of accounting change,
     net of tax benefit           --           --           --      (553,712)
                            ---------    ---------    ---------    ---------
    Net income (loss)       $   5,819    $   4,176    $   8,763    $(547,590)
                            =========    =========    =========    =========


The term "cash flow from operations" is a GAAP financial measure titled "Net cash provided by operating activities" on the Company's Consolidated Statement of Cash Flows.

The term "operating income" is a GAAP financial measure titled "Income from operations" on the Company's Consolidated Statement of Income.